Registration No. 333-174329

Registration No. 333-205770

Filed December 30, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Emclaire Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	25-1606091
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

612 Main Street, Emlenton, Pennsylvania	16373
(Address of Principal Executive Offices)	(Zip Code)

William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp. 612 Main Street Emlenton, Pennsylvania 16373 (724) 767-2311	Copies to: Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500

(Name, Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those common shares that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-3 of Emclaire Financial Corp. (“Emclaire”) (collectively, the “Registration Statements”):

•

Registration Statement No. 333-174329 registering 290,004 shares of common stock, par value $1.25 per share of Emclaire (the “Common Stock”) for resale issued in connection with a private offering to accredited investors; and

•	Registration Statement No. 333-205770 registering 264,788 shares of Common Stock for resale issued in connection with a private offering to accredited investors.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 23, 2022 (the “Merger Agreement”), by and among Emclaire, Farmers National Banc Corp. (“Farmers”), and FMNB Merger Subsidiary V, LLC (“Merger Sub”), Emclaire will be merged with and into Merger Sub and acquired by Farmers, effective on January 1, 2023. Upon consummation of the Merger, each share of Common Stock of Emclaire outstanding immediately prior to the Merger, other than certain shares specified in the Merger Agreement, will be converted into the right to receive, at the election of the holder, either (i) 2.15 shares of Farmers common stock (the “Stock Consideration”), or (ii) $40.00 in cash (the “Cash Consideration”), subject to proration and allocation as set forth in the Merger Agreement.

As a result of the transactions contemplated by the Merger Agreement, Emclaire has terminated any offering of Emclaire’s securities pursuant to any registration statement. In accordance with an undertaking made by Emclaire in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Emclaire hereby removes from registration all of such securities of Emclaire registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Emlenton, Commonwealth of Pennsylvania, on this 30th day of December 2022.

EMCLAIRE FINANCIAL CORP.

By:	/s/ William C. Marsh
William C. Marsh
Chairman, President and Chief Executive Officer